Exhibit 3.7

CERTIFICATE OF FORMATION
OF
LRE OPERATING, LLC

This Certificate of Formation of LRE Operating, LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, as amended.

1.                                      The name of the Company is LRE Operating, LLC.

2.                                      The name and address of the registered agent of the Company shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

3.                                      The address of the registered office of the Company in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, an authorized person or agent or attorney-in-fact of the Company, has caused this Certificate of Formation to be duly executed as of the 28th day of April, 2011.

/s/ Morrow B. Evans
Morrow B. Evans
Authorized Person